Exhibit 99.1

          Ultralife Batteries Reports First Quarter Results

    NEWARK, N.Y.--(BUSINESS WIRE)--May 5, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) today reported results for the first quarter ended April 2, 2005. Revenues for the quarter were $15.4 million compared to $27.0 million for the comparable quarter last year. The net loss for the first quarter of 2005 was $1.6 million, or $0.11 per share, compared with net income of $3.2 million, or $0.22 per diluted share, in the same quarter in 2004.
    The first quarter revenue decline reflects lower shipments of BA-5390 batteries to the U.S. military, as anticipated, mostly related to delays in contract awards resulting from a shift in procurement responsibility within the military from the U.S. Army/CECOM to the Defense Logistics Agency (DLA). This decrease was partially offset by higher sales of 9-volt, small cylindrical and rechargeable batteries.
    Gross margins were 13% compared to 23% in the same quarter last year, in line with reduced production volumes. Operating expenses were $3.7 million, a $0.8 million increase over last year's first quarter, driven by higher costs for new product development, higher external audit fees related to requirements under the Sarbanes-Oxley Act, and added general and administrative resources needed to support the company's growth objectives. Operating loss for the quarter was $1.7 million versus operating income of $3.4 million for the same period last year.
    "The financial results for the first quarter are in line with our guidance, and we are on track to resume top- and bottom-line growth during the rest of the year," said John D. Kavazanjian, president and chief executive officer. "Order activity is picking up as the U.S. Government restocks inventories and, building on the fourth quarter successes, we are participating in a growing number of new device projects with military contractors. Ultralife's position with the U.S. military remains strong, and we are now working on development projects for nearly all the next-generation portable device applications. On the commercial front, we are achieving design wins in key target markets while design activity continues to increase with a growing percentage of opportunities coming from prospective international customers."

    Outlook

    For the second quarter ending July 2, 2005, management currently projects revenues of approximately $28.0 million and operating income of approximately $2.5 million, assuming that the company receives additional orders from the U.S. military for delivery of BA-5390 batteries, either under the Next Gen II Phase IV contract or other urgent buy contracts.

    For the full year of 2005, management continues to expect revenue growth in the range of 10% to 20% over 2004. Order activity and shipments are expected to increase throughout the year, as commercial orders take hold and the military business stabilizes. Growth in the commercial business is expected to result from continued success in key target markets, such as automotive telematics, search & rescue, and medical. This revenue growth target also assumes order activity from the U.S. military in conjunction with the award of the Next Gen II Phase IV contract and other contract activity. Operating income in 2005 is expected to show steady growth throughout the year, moving toward the company's near-term operating margin target of 15% by year-end.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on May 5 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #2041456, starting at 1:00 p.m. ET May 5 until 1:00 p.m. ET May 19.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.



                       ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                              (Unaudited)

 ---------------------------------------------------------------------

                                             Three-Month Periods Ended

                                               April 2,    March 27,
                                                2005         2004
                                             ------------ ------------

 Revenues:
   Non-rechargeable products                     $12,808      $25,322
   Rechargeable products                           2,128        1,374
   Technology contracts                              427          292
                                             ------------ ------------
 Total revenues                                   15,363       26,988

 Cost of products sold:
   Non-rechargeable products                      10,868       18,548
   Rechargeable products                           2,077        1,859
   Technology contracts                              395          249
                                             ------------ ------------
 Total cost of products sold                      13,340       20,656
                                             ------------ ------------

 Gross margin                                      2,023        6,332

 Operating expenses:
   Research and development                          846          503
   Selling, general, and administrative            2,901        2,471
                                             ------------ ------------
 Total operating expenses                          3,747        2,974
                                             ------------ ------------

 Operating (loss)/income                          (1,724)       3,358

 Other income (expense):
   Interest income                                    60           20
   Interest expense                                 (193)        (125)
   Miscellaneous                                      (3)          61
                                             ------------ ------------
 (Loss)/income before income taxes                (1,860)       3,314
                                             ------------ ------------

 Income tax (benefit)/provision-current              (17)          79
 Income tax benefit-deferred                        (293)           -
                                             ------------ ------------
   Total income taxes                               (310)          79
                                             ------------ ------------

 Net (loss)/income                               $(1,550)      $3,235
                                             ============ ============


 (Loss)/earnings per share - basic                $(0.11)       $0.23
                                             ============ ============
 (Loss)/earnings per share - diluted              $(0.11)       $0.22
                                             ============ ============


 Weighted average shares outstanding - basic      14,376       13,772
                                             ============ ============
 Weighted average shares outstanding -
  diluted                                         14,376       14,890
                                             ============ ============




                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------


                                                 April 2, December 31,
                     ASSETS                         2005         2004
                                                 -------- ------------

Current assets:
   Cash and investments                          $10,711      $11,529
   Trade accounts receivable, net                  9,368        8,585
   Inventories                                    15,943       13,938
   Prepaid expenses and other current assets       4,835        6,131
                                                 -------- ------------
     Total current assets                         40,857       40,183

Property and equipment                            19,851       20,202

Other assets                                      21,368       20,749
                                                 -------- ------------

   Total Assets                                  $82,076      $81,134
                                                 ======== ============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-
    term debt                                     $2,219       $2,390
   Accounts payable                                5,154        3,545
   Other current liabilities                       4,594        3,603
                                                 -------- ------------
      Total current liabilities                   11,967        9,538
                                                 -------- ------------

Long-term liabilities:
    Long-term debt and capital lease obligations   6,548        7,215
    Other long-term liabilities                      575          756
                                                 -------- ------------
      Total long-term liabilities                  7,123        7,971
                                                 -------- ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,514        1,502
   Capital in excess of par value                128,231      127,299
   Accumulated other comprehensive income           (638)        (605)
   Accumulated deficit                           (63,743)     (62,193)
                                                 -------- ------------
                                                  65,364       66,003
   Less --Treasury stock, at cost                  2,378        2,378
                                                 -------- ------------
       Total shareholders' equity                 62,986       63,625
                                                 -------- ------------

Total Liabilities and Shareholders' Equity       $82,076      $81,134
                                                 ======== ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com